Exhibit 10.27

ASSET PURCHASE AGREEMENT

BETWEEN

MED-FIT SYSTEMS, INC.

(Buyer)

AND

NAUTILUS, INC.

(Seller)

February 18, 2010.

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

Exhibit A – Disclosure Schedule

Exhibit B – Form(s) of Assignment(s)

Exhibit C – Form of Assumption

Exhibit D – Allocation Schedule

Exhibit E – Financial Information

Exhibit F – Lease Agreement

Exhibit G – License Agreement

Schedule 2.3 – Purchase Price Calculation and Payment Terms

Schedule 2.8 – Finished Goods Inventory and Purchase Price

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of February 18, 2010, by and between Med-Fit Systems, Inc., a California corporation (“Buyer”), and Nautilus, Inc., a Washington corporation (“Nautilus”). Buyer and Nautilus are referred to collectively herein as the “Parties.”

This Agreement contemplates a transaction in which Buyer will purchase certain assets (and assume certain liabilities) of Nautilus relating to the Commercial Fitness Equipment business.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1 - DEFINITIONS

“Acquired Assets” means all right, title, and interest in and to the following assets of Nautilus: (a) the Commercial Fitness Equipment inventory, excluding finished goods inventory, consisting of Commercial Fitness Equipment raw materials, work-in-progress and spare parts, to be set forth in the Physical Inventory Report, (b) the Tangible Personal Property, and (c) the intellectual property rights described in the Commercial License Agreement.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Assumed Contracts” means all contracts set forth on Section 3.8 of the Disclosure Schedules, which includes all customer purchase orders for delivery of Commercial Fitness Equipment which are open on the Closing Date.

“Assumed Liabilities” means the following liabilities and obligations of Nautilus (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due): (a) warranty liability for the Commercial Fitness Equipment products as provided in Section 6.4 below; (b) the liabilities and obligations set forth on Schedule 2.2 hereto, which includes all purchase orders for Commercial Fitness Equipment parts, components or supplies that are open on the Closing Date; (c) the liabilities and obligations under the Assumed Contracts; and (d) all liabilities and obligations arising out of or related to ownership or use of the Acquired Assets after the Closing.

“Business” means the Commercial Fitness Equipment business operated by Nautilus.

“Buyer” has the meaning set forth in the preface above.

“Closing” means the closing of the Buyer’s purchase of the Acquired Assets from Nautilus as described in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Fitness Equipment” means Nautilus-branded commercial grade strength training equipment manufactured in the Nautilus manufacturing facility located in Independence, Virginia and Nautilus-branded commercial grade cardio fitness equipment purchased from contract manufacturers.

“Confidential Information” means any information concerning the business and affairs of Nautilus that is not already generally available to the public.

“Disclosure Schedule” has the meaning set forth in Article 3 below.

“Financial Information” has the meaning set forth in Section 3.6 below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Indemnified Party” has the meaning set forth in Section 8.4 below.

“Indemnifying Party” has the meaning set forth in Section 8.4 below.

“Knowledge” means, with respect to Nautilus, actual knowledge of the following individuals: Tim Peters, Kenneth Fish and Wayne Bolio.

“Lease Agreement” means the Lease Agreement providing for the lease by Nautilus to Buyer of certain real property located in Independence, Virginia in the form attached hereto as Exhibit F.

“License Agreement” means the License Agreement providing for the license by Nautilus to Buyer of certain intellectual property used in the Business. The License Agreement shall be substantially in the form attached hereto as Exhibit G.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Ordinary Course of Business” means the ordinary course of business of Nautilus in operating the Business, consistent with past custom and practice (including with respect to quantity and frequency of activities).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Physical Inventory Report” has the meaning set forth in Schedule 2.3 attached hereto.

“Purchase Price” has the meaning set forth in Section 2.3 below.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than the Commercial Fitness Equipment inventory) of every kind that is owned or leased by Nautilus and located at the Virginia Facility, together with: (i) any tooling used in the production of Commercial Fitness Equipment that is owned by Nautilus and located on the premises of Nautilus suppliers, and (ii) any express or implied warranties by the manufacturers or sellers or lessors of any such items and all maintenance records and other documents relating thereto. A Schedule of the Tangible Personal Property is attached hereto as listed on Schedule 3.12.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Benefit” has the meaning set forth in Section 8.5 below.

“Technical Assets” means Nautilus’ data, technical information, know-how and trade secrets existing (in any medium) at the Virginia Facility as of the Closing, excluding the Manhattan Project, as understood by the Parties, which will be the subject of a patent application by Nautilus.

“Third-Party Claim” has the meaning set forth in Section 8.4 below.

“Virginia Facility” means the Nautilus manufacturing and warehouse facility located in Independence, Virginia that is the subject of the Lease Agreement. The Virginia Facility consists of a campus of four (4) buildings and appurtenant improvements located on a 56 acre parcel of land.

“Warranty Service Agreement” means the Warranty Service Agreement to be negotiated in good faith and executed by Buyer and Nautilus after Closing. Under the Warranty Service Agreement, Buyer shall provide warranty service for the TreadClimber® (TC 916) product, Nautilus EV916 product, and Clubtrack Treadmill Model 425, Model 510, and Model 620 products in North America by using parts provided by Nautilus at no charge to Buyer. If parts are needed that Nautilus is unable to provide, Buyer shall procure the parts and Nautilus shall reimburse Buyer for its actual cost of procuring such parts plus an additional service fee of 25% of such cost of procurement.

ARTICLE 2 - BASIC TRANSACTION

2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Nautilus, and Nautilus agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Article 2.

2.2 Assumption of Assumed Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of Nautilus not specifically identified as one of the Assumed Liabilities. Product liability for products distributed prior to Closing is expressly not included as Assumed Liabilities.

2.3 Purchase Price. As payment for the Acquired Assets, Buyer agrees to pay to Nautilus a cash purchase price (the “Purchase Price”) determined in accordance with and payable as set forth in Schedule 2.3 attached hereto. In the event Buyer obtains a senior working capital line of credit providing financing for Buyer’s conduct of the Business, Nautilus agrees to subordinate the security interest granted under the security agreement attached to Schedule 2.3 to the lien of such senior lender according to usual and customary terms; provided, that from the date of any such subordination the promissory note shall bear interest at the rate of 6% per annum.

2.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on February 19, 2010 following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”). The Parties will not meet for the Closing. Instead, they will exchange signature pages to the various documents to be executed at the Closing by fax or email. Within five (5) business days after the Closing, the Parties will assemble and exchange complete copies of the documents signed at the Closing, together with original signature pages.

2.5 Deliveries at the Closing. At the Closing, (a) Nautilus will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.1 below; (b) Buyer will deliver to Nautilus the various certificates, instruments, and documents referred to in Section 7.2 below; (c) Nautilus will execute, acknowledge (if appropriate), and deliver to Buyer (i)

assignments in the forms attached hereto as Exhibit B and (ii) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; (d) Buyer will execute, acknowledge (if appropriate), and deliver to Nautilus (i) an assumption in the form attached hereto as Exhibit C and (ii) such other instruments of assumption as Nautilus and its counsel may reasonably request; (e) Buyer will deliver to Nautilus the consideration specified in Section 2.3 above, including the Promissory Note and the Security Agreement described in Schedule 2.3; and (f) Nautilus and Buyer shall enter into the Lease Agreement and the License Agreement.

2.6 Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit D.

2.7 Accounts Payable Reconciliation. As soon as reasonably practicable after completion of the Physical Inventory Report, as defined in Schedule 2.3, but in any even no later than fifteen (15) days after the Closing Date, Nautilus and Buyer shall reconcile in good faith any accounts payable related to the Business under the following guidelines:

(i) Any accounts payable related to inventory included in the Physical Inventory Report shall be the responsibility of Nautilus, shall be a retained liability of Nautilus, and Nautilus shall indemnify and hold Buyer harmless from and against any and all such accounts payable.

(ii) Any accounts payable related to inventory not included in the Physical Inventory Report and to be delivered after completion of the Physical Inventory Report shall be assumed by Buyer as an Assumed Liability, and Buyer shall indemnify and hold Nautilus harmless from and against any and all such accounts payable.

2.8 Finished Goods Inventory. The Commercial Fitness Equipment finished goods inventory is not included in the Acquired Assets and ownership of such inventory shall be retained by Nautilus. Buyer agrees to warehouse, free of charge, the Commercial Fitness Equipment finished goods inventory on behalf Nautilus. Buyer further agrees to use commercially reasonable efforts to market and sell such inventory to Buyer’s customers. Nautilus agrees to sell such inventory at the pricing set forth in Schedule 2.8, to Buyer for resale to Buyer’s customers. Buyer shall pay Nautilus within 60 days from date of each individual shipment to Buyer’s customers. Any Technology Goods listed on Schedule 2.8 that are not sold by Buyer as of September 29, 2010 shall be retained by Nautilus and removed from Buyer’s warehouse at the expense of Nautilus no later than October 15, 2010. Any Finished Goods Inventory, other than Technology Goods, listed on Schedule 2.8 that are not sold by Buyer as of September 29, 2010 shall be sold to Buyer as of that date at the pricing set forth in Schedule 2.8, with payment being due on or before December 29, 2010.

ARTICLE 3 - NAUTILUS’ REPRESENTATIONS AND WARRANTIES

Nautilus represents and warrants to Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the disclosure schedule accompanying this Agreement as Exhibit A (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Agreement.

3.1 Organization of Nautilus. Nautilus is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington.

3.2 Authorization of Transaction. Nautilus has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Nautilus, enforceable in accordance with its terms and conditions.

3.3 Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above) by Nautilus, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Nautilus is subject or any provision of the charter or bylaws of Nautilus or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Nautilus is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of Nautilus’s assets not included as part of the Acquired Assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a material adverse effect on Nautilus. Nautilus need not give notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on Nautilus. For purposes of this Section 3.3, an adverse effect shall be considered “material” if it results in a loss or liability in excess of Two Hundred Thousand U.S. Dollars ($200,000). The foregoing definition of materiality shall apply only to this Section 3.3 and not to any other representation or warranty of Nautilus made in this Agreement.

3.4 Brokers’ Fees. Nautilus has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

3.5 Title to Assets. Nautilus has good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Liens or restriction on transfer.

3.6 Financial Information. Attached hereto as Exhibit E is selected historical financial information related to the Business (collectively the “Financial Information”). The Financial Information was derived from Nautilus financial statements prepared in accordance with GAAP throughout the periods covered thereby.

3.7 Inventory. Subject to the reserve for inventory writedown set forth in the Financial Information, the Commercial Fitness Equipment inventory included in the Acquired Assets is merchantable and fit for the purpose for which it was procured or manufactured.

3.8 Contracts. With respect to each of the contracts and agreements set forth on Section 3.8 of the Disclosure Schedules (the “Assumed Contracts”), to the Knowledge of Nautilus: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (iii) no party has repudiated any material provision of the agreement.

3.9 Terms of Sale. Substantially all of the Commercial Fitness Equipment products manufactured, sold, leased, or delivered by Nautilus are subject to standard terms and conditions of sale or lease, copies of which have been made available to Buyer.

3.10 Customers and Suppliers.

(a) Section 3.10 of the Disclosure Schedule lists the ten (10) largest customers of the Commercial Fitness Equipment business for calendar year 2008 and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. Section 3.10 of the Disclosure Schedule also lists any additional current customers that Nautilus anticipates shall be among the ten (10) largest customers for the current fiscal year.

(b) Since November 30, 2009, no material supplier of Nautilus has indicated in writing that it will stop, or materially decrease the rate of, supplying materials, products or services to Nautilus, and no customer listed on Section 3.10 of the Disclosure Schedule has indicated in writing that it will stop, or materially decrease the rate of, buying materials, products or services from Nautilus.

3.11 Litigation. There is no litigation pending, or to the Knowledge of Nautilus, threatened, that could reasonably be expected to have a material adverse effect on the Business or the Acquired Assets after Closing.

3.12 Tangible Personal Property. To Nautilus’s Knowledge, the Schedule of Tangible Personal Property attached hereto as Schedule 3.12 contains a complete and accurate listing of the Tangible Personal Property being acquired by Buyer, it being agreed, however, that all items of Tangible Personal Property located at the Virginia Facility may not be listed on Schedule 3.12. Accordingly, the parties agree that Buyer is acquiring all the items of Tangible Personal Property located at the Virginia Facility, regardless of whether such items are specifically listed on Schedule 3.12.

3.13 Employment Matters. Except as may be set forth on the Disclosure Schedules:

(a) The Virginia Facility is not subject to any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes;

(b) Nautilus has complied with all immigration laws, rules and regulations relating to the employment of foreign nationals; and

(c) There is no pending, or to the Knowledge of Nautilus, threatened employment-related litigation by any person who was in the past or is currently employed at the Virginia Facility.

3.14 Environmental, Health and Safety Matters. Except as may be disclosed on the Disclosure Schedules:

(a) In operating the Virginia Facility, to Nautilus’s Knowledge, Nautilus has complied with all applicable federal, state and local environmental, health and safety requirements and permits issued thereunder;

(b) Nautilus has not received any written or oral notice, report or other information regarding any actual or alleged violation of any federal, state or local environmental, health and safety requirements, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to the Virginia Facility arising under federal, state or local environmental, health and safety requirements; and

(c) None of the following exists at the Virginia Facility: (1) underground storage tanks, (2) asbestos-containing materials in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

ARTICLE 4 – BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Nautilus that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4).

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

4.2 Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

4.3 Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above) by Buyer, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2 above).

4.4 Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 5 - PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

5.1 General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7 below).

5.2 Notices and Consents. Nautilus will give any notices to third parties, and Nautilus will use its commercially reasonable efforts to obtain any third-party consents referred to in Section 3.3 above and the items set forth in Schedule 7.1(c) hereto. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3.3 and 4.3 above.

5.3 Full Access. Nautilus will permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Nautilus, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Business. Buyer will treat and hold as such any Confidential Information it receives from Nautilus and its subsidiaries (and their representatives) in the course of the reviews contemplated by this Section 5.3, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Nautilus all tangible embodiments (and all copies) of the Confidential Information that are in its possession.

5.4 Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Articles 3 and 4 above. No disclosure by any Party pursuant to this Section 5.4, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.5 Employees and Employee Benefits. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed by Nautilus at its Independence, Virginia facility on the Closing Date, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(i) Buyer shall offer employment prior to Closing to not less than ninety (90) Active Employees, such offers to be effective on the Closing Date and to include compensation and benefits comparable to that received by such Active Employees as of the date of this Agreement. Prior to Closing, Buyer will provide Nautilus with a list identifying those Active Employees to whom Buyer has made an offer of employment and whether such offer has been accepted (employees who have accepted such offers are referred to as the “Hired Active Employees”). Effective immediately before the Closing, Nautilus will terminate the employment of all Hired Active Employees.

(ii) Buyer shall inform Nautilus promptly of the identities of those Active Employees to whom it will not make employment offers, and, if applicable, Buyer shall assist Nautilus in complying with the WARN Act as to those Active Employees.

(iii) Nautilus shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Nautilus through the close of business on the day preceding the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with applicable contractual and legal requirements; provided, that Buyer shall reimburse Nautilus in full for any such termination, severance or health plan costs paid to an Active Employee who is not a Hired Active Employee, but who is employed by Buyer within four months after the Closing Date, and (C) any and all payments to Active Employees, if any, required under the WARN Act.

(iv) Nautilus shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the day preceding the Closing Date under the Nautilus benefit plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(v) All Hired Active Employees who are participants in Nautilus’ retirement plans shall retain their accrued benefits under Nautilus’ retirement plans as of the Closing Date, and Nautilus (or Nautilus’ retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. Nautilus shall defend, indemnify and hold Buyer harmless from any cost or liability arising out of or relating to such retirement plans.

(vi) Nautilus will not make any transfer of employee benefit plan assets to Buyer.

ARTICLE 6 - POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1 General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below).

6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 8 below).

6.3 Transition. Nautilus will not take any action that is designed or intended to have the effect of discouraging any licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with Buyer after the Closing as it maintained with Nautilus prior to the Closing. During the ninety (90) day period immediately following the Closing, Nautilus agrees to place purchase orders for inventory with its suppliers as requested by Buyer; provided, that Buyer shall be obligated to pay to Nautilus the full amount of any such purchase orders three (3) business days prior to the purchase order payment date. Title to any such products shall be transferred from Nautilus to Buyer upon arrival in Independence, Virginia.

6.4 Warranty. As part of the Assumed Liabilities, Buyer shall be responsible for all warranty liability for Commercial Fitness Equipment products located in North America other than the TreadClimber® (TC916) product, Nautilus EV916 product, and Clubtrack Treadmill Model 425, Model 510, and Model 620 products. Buyer will provide warranty service at Nautilus’ expense for the TreadClimber® (TC 916) product, Nautilus EV916 product, and Clubtrack Treadmill Model 425, Model 510, and Model 620 products in North America in accordance with the terms of the Warranty Service Agreement.

6.5 Buyer Financial Statements. So long as there remains any unpaid balance under the promissory note delivered to Nautilus by Buyer in accordance with this Agreement, Buyer agrees to deliver to Nautilus the following financial statements of Buyer: (a) Buyer’s unaudited monthly balance sheet, income statement and statement of cash flows, prepared in accordance with GAAP by Buyer’s management, such monthly statements to be delivered to Nautilus no later than the 20th day of the following month; and (b) Buyer’s audited semiannual financial statements, prepared in accordance with GAAP for delivery to the Virginia Small Business Financing

Authority (“VSBFA”), such statements to be delivered not later than the date such statements are due to be delivered to the VSBFA: provided, that if Buyer is not required to deliver such statements to the VSBFA, then Buyer shall deliver its annual audited financial statements to Nautilus not later than 60 days after the end of calendar year 2010.

ARTICLE 7 - CONDITIONS TO OBLIGATION TO CLOSE

7.1 Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Article 3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Closing Date;

(b) Nautilus shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” in which case Nautilus shall have performed and complied with all of such covenants (as so written, including the term “material”) in all respects through the Closing;

(c) Nautilus shall have procured the third-party consents, if any, specified in Schedule 7.1(c);

(d) no action, suit, or proceeding shall be pending before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) adversely affect the right of Buyer to own the Acquired Assets or operate the former business of Nautilus (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e) Nautilus shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7.1(a)-(d) is satisfied in all respects;

(f) Nautilus and Buyer shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 3.3 and 4.3 above; and

(g) Nautilus shall have executed and delivered the Lease Agreement and the License Agreement.

Buyer may waive any condition specified in this Section 7.1 by executing a writing so stating at or prior to the Closing, or by consummating the Closing.

7.2 Conditions to Nautilus’ Obligation. The obligation of Nautilus to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Article 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Closing Date;

(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material”) in all respects through the Closing;

(c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) Buyer shall have delivered to Nautilus a certificate to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied in all respects;

(e) Nautilus and Buyer shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 3.3 and 4.3 above. Nautilus may waive any condition specified in this Section 7.2 by executing a writing so stating at or prior to the Closing, or by consummating the Closing;

(f) Buyer shall have executed and delivered the Lease Agreement, the License Agreement and an assignment and assumption agreement for the Assumed Contracts; and

(g) Buyer shall have paid to Nautilus that portion of the Purchase Price payable at Closing, and shall have executed and delivered the promissory note and security agreement described in Schedule 2.3.

ARTICLE 8 - REMEDIES FOR BREACHES OF THIS AGREEMENT

8.1 Survival of Representations and Warranties. All of the representations and warranties of Nautilus contained in Article 3 above shall survive the Closing and continue in full force and effect for a period of one (1) year thereafter; provided, that (a) the representations and warranties set forth in Sections 3.2 and 3.5 shall continue for a period of three (3) years after

Closing, and (b) the representations and warranties set forth in Sections 3.13 and 3.14 shall survive for a period of two (2) years after Closing. All of the Buyer’s representations and warranties contained in Article 4 shall continue for a period of three (3) years after Closing. All of the other representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

8.2 Indemnification Provisions for Buyer’s Benefit.

(a) In the event Nautilus breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Buyer makes a written claim for indemnification against Nautilus pursuant to Section 10.7 below within the survival period (if there is an applicable survival period pursuant to Section 8.1 above), then Nautilus agrees to defend, indemnify, and hold Buyer harmless from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (i) Nautilus shall not have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of Nautilus contained in Article 3 above until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a Seventy-Five Thousand U.S. Dollars ($75,000) aggregate deductible (after which point Nautilus will be obligated only to indemnify Buyer from and against further such Adverse Consequences); and (ii) there will be a Two Million U.S. Dollars ($2,000,000) aggregate ceiling on the obligation of Nautilus to indemnify Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of Nautilus contained in Article 3 above.

(b) Nautilus further agrees to defend, indemnify, and hold Buyer harmless from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of Nautilus that is not an Assumed Liability (including any liability of Nautilus that becomes a liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law). The $75,000 liability threshold and the $2,000,000 liability ceiling in Section 8.2(a) above shall not apply to Nautilus’ obligations under this Section 8.2(b).

8.3 Indemnification Provisions for Nautilus’ Benefit.

(a) In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Nautilus makes a written claim for indemnification against Buyer pursuant to Section 10.7 below within the survival period (if there is an applicable survival period pursuant to Section 8.1 above), then Buyer agrees to defend, indemnify, and hold Nautilus harmless, jointly and severally, from and against the entirety of any Adverse Consequences suffered resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(b) Buyer further agrees to defend, indemnify, and hold Nautilus harmless, jointly and severally, from and against the entirety of any Adverse Consequences suffered resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

8.4 Matters Involving Third Parties.

(a) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Article 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby actually and materially prejudiced.

(b) The Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 8.4(b) above, (i) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(d) In the event the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 8.4(b) above, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (ii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 8.

8.5 Determination of Adverse Consequences. The amount of any Adverse Consequences shall be determined net of any insurance proceeds for purposes of this Article 8.

Indemnification payments under this Article 8 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. However, to the extent that the Indemnified Party recognizes Tax Benefits as a result of any Adverse Consequences, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Adverse Consequences) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Adverse Consequences from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Adverse Consequences and the receipt of indemnification payment under this Article 8 for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items taken into account for any taxable year). All indemnification payments under this Article 8 shall be deemed adjustments to the Purchase Price.

8.6 Liquidated Damages. Subject to the provisions of Section 8.7, if the Closing fails to occur because Nautilus exercises its right to terminate this Agreement under Section 9.1(c), or because of Buyer’s other breach of or default under this Agreement, Buyer shall pay to Nautilus the amount of Three Hundred Thousand Dollars ($300,000) in liquidated damages.

8.7 Exclusive Remedy. Buyer and Nautilus acknowledge and agree that the foregoing indemnification and liquidated damages provisions in this Article 8 shall be the exclusive remedy of Buyer and Nautilus with respect to the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, (a) in the event that the Closing fails to occur by reason of a breach of this Agreement by Nautilus, Buyer shall have the right to sue for specific performance of this Agreement, and (b) in the event that Closing fails to occur by reason of a breach of this Agreement by Buyer, Nautilus shall have the right, in lieu of receiving liquidated damages per Section 8.6 above, to sue for specific performance of this Agreement. Buyer hereby waives any statutory, equitable, or common law rights or remedies relating to any environmental, health or safety matters; provided, however, that in the event of a breach by Nautilus of its representations and warranties with respect to such matters in Article 3 above, Buyer shall be entitled to the remedies available to Buyer by reason of any such breach.

ARTICLE 9 - TERMINATION

9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) Buyer and Nautilus may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement by giving written notice to Nautilus at any time prior to the Closing (i) in the event Nautilus has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Nautilus of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before February 26, 2010, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c) Nautilus may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Nautilus has notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before February 26, 2010, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from Nautilus itself breaching any representation, warranty, or covenant contained in this Agreement).

9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5.5 above shall survive termination.

ARTICLE 10 - MISCELLANEOUS

10.1 Press Releases and Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure), and provided further, that Buyer acknowledges that Nautilus will need to publicly disclose this Agreement and the subject matter hereof to comply with rules and regulations of the Securities and Exchange Commission, and Buyer consents to such disclosure.

10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

10.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (d) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Nautilus:	Nautilus, Inc.
16400 SE Nautilus Drive
Vancouver, Washington 98683
Attn: Wayne M. Bolio
Facsimile: (360) 859 2511
E-mail: wbolio@nautilus.com

with a copy to:	Garvey Schubert Barer
1191 Second Avenue, 18th Floor
Seattle, Washington 98101-2939
Attn: Bruce A. Robertson
Facsimile: (206) 464-0125
E-mail: brobertson@gsblaw.com

If to Buyer:	Med-Fit Systems, Inc.
Attn: Dean Sbragia
543 E. Alvarado St.
Fallbrook, CA 92028
E-mail: medfit@aol.com

with a copy to:	w/r Law Group, APC
Attn: William Reavey
5330 Carroll Canyon Rd. Suite 210
San Diego, CA 92121
Facsimile: (858) 625-0571
E-mail: wreavey@thewrlaw.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Nautilus. No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11 Expenses. Each of Buyer and Nautilus will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

10.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.14 Bulk Transfer Laws. Buyer acknowledges that Nautilus will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

10.15 Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

10.16 Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in regulations promulgated under Code section 6011) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of (i) public announcement of discussions relating to the transaction, (ii) public announcement of the transaction, or (iii) execution of an agreement (with or without conditions) to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (ii) the identities of participants or potential participants, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (v) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

(Signatures on following page)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

MED-FIT SYSTEMS, INC.

By:	/s/ Dean Sbragia
Signature
	Print Name:	Dean Sbragia
Title:

NAUTILUS:

NAUTILUS, INC.

By:	/s/ Kenneth L. Fish
Signature
	Print Name:	Kenneth L. Fish
	Title:	CFO

SCHEDULE 2.3

PURCHASE PRICE CALCULATION AND PAYMENT TERMS

1. Certain Definitions. The following are defined terms used in this Schedule 2.3:

(a) Agreement. “Agreement” means that certain Asset Purchase Agreement to which this Schedule 2.3 is attached.

(b) Inventory. “Inventory” means the physical inventory of the Commercial Fitness Equipment to be taken by Nautilus before the Closing in order to create the Physical Inventory Report. The Inventory consists of three (3) categories of goods: Finished Goods, Raw Materials and Spare Parts.

(c) Inventory Purchase Price. “Inventory Purchase Price” means the portion of the Purchase Price to be paid for the Inventory, exclusive of Finished Goods and items of Raw Materials listed on Table 2.3A as having a Valuation % of zero percent (0%), or a designation of “N/A,” in Column 5 of Part B.

(d) Physical Inventory Report. “Physical Inventory Report” means the report prepared by Nautilus to record the quantities of the items included as part of the Commercial Fitness Equipment being sold to Buyer. The Physical Inventory Report will be subject to adjustment as of the Closing to reflect the sales made by Nautilus between the date of the Inventory and the close of business on 18 February 2010.

(e) Standard Cost. “Standard Cost” means Nautilus’s standard cost for the items listed in Table 2.3A (determined in accordance with GAAP, before any allowances). Buyer and Nautilus have agreed on the Standard Cost of the items of Inventory listed on Table 2.3A.

2. Methodology: As noted in Section 2.3 of the Agreement, the Purchase Price will be calculated with respect to the information contained in this Schedule 2.3 concerning the agreed value of (a) the Tangible Personal Property and (b) the Inventory. The portion of the Purchase Price payable for the Tangible Personal Property is set forth in Section 2(a) below and shall be paid as provided in Section 4 below. The Inventory Purchase Price has not yet been finally determined. It will be determined pursuant to Section 2(b) below. The Inventory Purchase Price has been further allocated among the following two (2) categories: Raw Materials and Spare Parts. The Inventory Purchase Price shall be paid as provided in Section 4(b) below. Finished Goods listed in Part A of the attached Table 2.3A will be sold by Buyer after the Closing in accordance with Section 2.8 of the Agreement. The Finished Goods will not be taken into account in calculating the Inventory Purchase Price. The Raw Materials are listed in Parts B and C of Table 2.3A. The Spare Parts are listed in Part D of Table 2.3A.

(a) Tangible Personal Property: The portion of the Purchase Price allocated to the Tangible Personal Property shall be Seven Hundred Fifty Thousand Dollars ($750,000).

(b) Inventory: Prior to the Closing, Nautilus conducted the Inventory and prepared the Physical Inventory Report to reflect the results of the Inventory. The Physical Inventory Report will be used to determine the Inventory Purchase Price, as more fully provided below. As noted above, the Physical Inventory Report will be adjusted as of the close of business on February 18, 2010 to reflect sales of items of Inventory after the date on which the Inventory was performed. Table 2.3A also illustrates that the Inventory Purchase Price will be calculated by multiplying the estimated Standard Cost in column 4 by the applicable Valuation % in column 5. Column 6 on line E of Table 2.3A shows the currently estimated aggregate amount of the Inventory Purchase Price, i.e. $3,284,825. The following provisions of this Section 2(b) describe how the Inventory Purchase Price will be determined.

(i) Raw Materials (Parts B and C): Table 2.3A contains two raw materials-materials-related categories – “Raw Materials and WIP” and “Raw Materials at Supplier.” The term “Raw Materials” shall mean and include both such categories. This Section 2(b)(i) shall apply to all Raw Materials. The portion of the Inventory Purchase Price to be paid for the various items of Raw Materials listed in column 1 of Parts B and C shall be determined by multiplying the Standard Cost in Column 4 by the corresponding Valuation % in Column 5. To illustrate, the portion of the Inventory Purchase Price to be paid for the Raw Materials listed in column 1 on line B.3 will be $330,289 (i.e. $660,578 x 50%). It is understood that Nautilus is retaining ownership of the Clubtrack Raw Materials listed on Line B.2.

(ii) Spare Parts (Part D): The Spare Parts listed on Line D.1 of Table 2.3A will be sold at an Inventory Purchase Price equal to the Standard Cost in Column 4 multiplied by the Valuation % in Column 5. Nautilus will retain ownership of Spare Parts relating to TreadClimber, EV916 and Clubtrack products and will not be sold or transferred to Buyer at the Closing.

(iii) Finished Goods (Part A): The sale of Finished Goods will be conducted as provided in Section 2.8 of the Agreement.

3. Determination of Purchase Price:

(a) Purchase Price. The parties agree that before the Closing occurs, the amount of the Inventory Purchase Price will be determined, agreed and stated as a fixed amount using (1) the information contained in the Physical Inventory Report and (2) the methodology set forth in this Schedule 2.3 and Table 2.3A. The sum of the portions of the Purchase Price allocated to the Tangible Personal Property and the Inventory Purchase Price, respectively, shall be the Purchase Price. The Purchase Price is subject to adjustment pursuant to Section 3(b) below.

(b) Adjusted Purchase Price. The aggregate Purchase Price (the “Adjusted Purchase Price”) actually payable by Buyer shall be the sum of the amounts determined pursuant to Sections 2(a) and 2(b) above, minus a warranty liability offset in the amount of One Million Two Hundred Thousand Dollars ($1,200,000) granted Buyer for assuming certain warranty liabilities for Fitness Products previously sold by Nautilus The $1,200,000 credit shall be allocated among the Tangible Personal Property, the Raw Materials, and the Spare Parts in the same proportions as the Purchase Price is allocated to these items on Exhibit D to the Agreement.

4. Payment of Adjusted Purchase Price. The Adjusted Purchase Price shall be paid as follows:

(a) Cash Payment. Buyer shall pay Three Hundred Thousand U.S. Dollars ($300,000) in cash to Nautilus at the Closing. On or before June 10, 2010, Buyer shall pay Nautilus an additional Three Hundred Thousand Dollars ($300,000) in cash. These payments shall be allocated to the portion of the Adjusted Purchase Price allocated to the Tangible Personal Property. The balance of the Adjusted Purchase Price allocated to the Tangible Personal Property shall be added to the principal balance of the Note (as defined below).

(b) Secured Promissory Note. The balance of the Adjusted Purchase Price shall be paid as provided below in this Section 4(b).

(i) Finished Goods. Buyer shall pay for the Finished Goods included in the Inventory as provided in Section 2.8 of the Agreement.

(ii) Raw Materials and Spare Parts. Buyer shall pay the unpaid portion of the Adjusted Purchase Price allocated to the Tangible Personal Property and the portion of the Adjusted Inventory Purchase Price allocable to Raw Materials and Spare Parts pursuant to the provisions of a certain Secured Promissory Note (the “Note”). The principal amount of the Note shall be equal to the sum of such amounts. The Note shall be substantially in the form attached hereto as Attachment A-2. The Note will be secured by a security interest created pursuant to a certain Security Agreement, which shall be substantially in the form attached hereto as Attachment A-3. The Note shall not bear interest, except as provided therein. The principal balance of the Note shall be payable in eighteen (18) equal monthly installments of principal, beginning on June 10, 2010.

ATTACHMENT A-1

THIS NOTE (THE “NOTE”) HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR PLEDGED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO EXEMPTIONS THEREFROM.

THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE SECURITY AGREEMENT BY AND BETWEEN MED-FIT SYSTEMS, INC. AND NAUTILUS, INC., DATED AS OF FEBRUARY 19, 2010, AS AMENDED FROM TIME TO TIME, AND IS ENTITLED TO THE BENEFITS THEREOF.

MED-FIT SYSTEMS, INC.

SECURED PROMISSORY NOTE

Vancouver, Washington
$2,234,825.00	February 19, 2010

FOR VALUE RECEIVED, the undersigned, Med-Fit Systems, Inc., a California corporation (together with successor thereto by way of merger, consolidation, sale or otherwise, the “Debtor”), hereby promises to pay to the order of Nautilus, Inc., a Washington corporation, or its successors or assigns (the “Holder”), the principal sum of Two Million Two Hundred Thirty Four Thousand Eight Hundred and Twenty Five U.S. Dollars ($2,234,825.00) (the “Principal”) in lawful money of the United States of America, together with interest on the unpaid principal balance from time to time outstanding hereunder, on the terms and conditions as follows:

Section 1. Purchase Agreement.

This Note is being issued pursuant to the Asset Purchase Agreement dated as of February 18, 2010 (the “Purchase Agreement”) by and between the Debtor and the Holder. Capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Purchase Agreement.

Section 2. Interest.

No interest shall be due if payments are timely made pursuant to Section 3 hereof and the Debtor fulfills all of its obligations under this Note, the Security Agreement (as defined below), and the Purchase Agreement. PROVIDED, that if Debtor makes more than three (3) payments that are more than ten (10) days after the due date set forth in Section 3 below, then, subject to Section 13 hereof, interest on the unpaid balance of the principal amount of this Note shall accrue at the rate of six percent (6%) per annum (computed on the basis of a 360-day year and the actual number of days elapsed) (the “Interest Rate”) from the date on which the first of such three late payments was due until the date of payment. IT IS PROVIDED FURTHER, that, in the event that Nautilus subordinates the security interest securing this

ATTACHMENT A-1

Note in accordance with Section 2.3 of the Purchase Agreement, interest on the unpaid balance of the principal amount of this Note shall accrue at the Interest Rate from the date of such subordination. IT IS PROVIDED FURTHER, that, subject to Section 13 hereof, interest on the unpaid balance of the principal amount of the Note shall accrue at the rate of eighteen percent (18%) per annum (computed on the basis of a 360-day year and the actual number of days elapsed) (the “Penalty Rate”) from the date such payment was due until repayment if any payment is made more than thirty (30) days beyond the due date set forth in Section 3 hereof. Holder shall give Debtor ten (10) days notice and the opportunity to cure before implementing the Penalty Rate.

Section 3. Payment.

Payment of Principal and, if applicable under Section 2 hereof, any interest owing under the Interest Rate or Penalty Rate, shall be made in eighteen (18) equal monthly installments, due the 10th day of each month, in the amount of One Hundred Twenty Four Thousand One Hundred Fifty Six and 94/100 U.S. Dollars ($124,156.94) per payment, plus any applicable interest. The first installment shall be due on June 10, 2010. This Note may be prepaid, in whole or in part, at any time prior to the Maturity Date at the election of the Debtor. Any partial payments of indebtedness represented by this Note shall be applied first to interest accrued to the date of prepayment, then to the payment of any other amounts (except Principal) at the time unpaid hereunder, and finally to the payment of Principal. Payments and prepayments of Principal and applicable interest on this Note shall be payable by wire transfer of immediately available funds to the account of the Holder or by certified or official bank check payable to the Holder mailed to the Holder at the address of the Holder as set forth on the records of the Debtor or such other address as shall be designated in writing by the Holder to the Debtor.

Section 4. Security Agreement.

This Note is subject to the terms and conditions of that certain Security Agreement dated as of the date hereof, by and between the Holder and the Debtor (the “Security Agreement”), and each holder of this Note, by his, her or its acceptance hereof, is entitled to the rights and benefits of, and agrees to be bound by, the Security Agreement.

Section 5. Defenses.

The obligations of the Debtor under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.

Section 6. Events of Default.

The occurrence of any of the following events shall be deemed to constitute an “Event of Default” hereunder:

(i) any material breach of the Security Agreement by the Debtor which is not cured within ten (10) business days after notice of default from Holder; provided however, that Debtor’s breach of the covenant contained in Section 5(c) of the Security Agreement regarding the unauthorized removal of Collateral shall be deemed to be an incurable default;

(ii) any payment under Section 3 becoming more than sixty (60) days overdue;

(iii) any sale, exchange, conveyance or other disposition of the capital stock of the Debtor in which more than fifty percent (50%) of the voting power of the Debtor shifts to

ATTACHMENT A-1

persons or entities who are not stockholders (or affiliates thereof) immediately prior to the first of such transactions (a “Change of Control”), or any merger, consolidation, reorganization or similar transaction that results in a Change of Control of the Debtor, or a sale of all or substantially of the assets of the Debtor;

(iv) any representation or warranty made by the Debtor in the Purchase Agreement or any document related to the underlying transaction shall prove to have been incorrect in any material respect when made;

(v) the failure of the Debtor to perform any covenant or agreement in any material respect set forth in the Purchase Agreement or any document related to the underlying transaction;

(vi) the entry of a judgment, order or decree against the Debtor with respect to, any encumbrance against, the making of any levy, seizure or attachment of, or the occurrence of any action that results in the forfeiture of, a material portion of the Collateral (as defined in the Security Agreement); and

(vii) any Liquidation Event.

As used herein, “Liquidation Event” means the occurrence or institution by or against the Debtor of (A) any bankruptcy, reorganization, receivership or insolvency proceeding, (B) any appointment of a receiver or custodian for all or a substantial portion of the Debtor’s property, (C) any assignment for the benefit of, or composition or arrangement with, the creditors of the Debtor (whether or not pursuant to bankruptcy or other insolvency laws), (D) any dissolution, liquidation, or other marshalling of the assets and liabilities of the Debtor, (E) the merger or consolidation of the Debtor with or into another entity or (F) the sale of all or substantially all of the Debtor’s assets in a single or series of related transactions.

Section 7. The Holder’s Rights on Default.

Upon the occurrence and during the continuation of any Event of Default, the Holder may: (i) declare the entire unpaid principal of this Note and any accrued interest thereon due and payable immediately and (ii) take any and all other actions available to a secured creditor under the Washington Uniform Commercial Code (or any other applicable state Uniform Commercial Code) and all other rights available at law or in equity, including, without limitation, those set forth in the Security Agreement, to collect and otherwise enforce this Note. If there shall occur any Liquidation Event, the entire unpaid principal and accrued but unpaid interest on this Note shall automatically become due and payable, without any requirement by the Holder to give notice, present this Note, make demand, protest or give other notice of any kind of character, all of which are hereby expressly waived, anything herein to the contrary notwithstanding.

Section 8. Exchange or Replacement of Notes.

(a) The Holder may, at its option, in person or by duly authorized attorney, surrender this Note for exchange, at the principal business office of the Debtor, and receive in exchange therefor, a new Note in the same principal amount as the unpaid principal amount of this Note and subject to interest under the same terms as this Note, each such new Note to be dated as of the date of this Note and to be in such principal amount as remains unpaid and payable to such person or persons, or order, as the Holder may designate in writing.

ATTACHMENT A-1

(b) Upon receipt by the Debtor of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Note, and (in case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Debtor will deliver a new Note of like tenor in lieu of this Note. Any Note delivered in accordance with the provisions of this Section 7 shall be dated as of the date of this Note.

Section 9. Attorneys’ and Collection Fees.

Should the indebtedness evidenced by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings, or this Note be placed in the hands of attorneys for collection, the Debtor agrees to pay, in addition to Principal and any interest due and payable hereon, all costs of collection, including reasonable attorneys’ fees and expenses, incurred by the Holder in collecting or enforcing this Note, together with interest on such amounts following an Event of Default unless prohibited by law.

Section 10. Waivers.

The Debtor hereby waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Note. No delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof shall be valid unless set forth in writing by the Holder and then only to the extent set forth therein.

Section 11. Amendments and Waivers.

No provision of this Note may be amended or waived except under the amendment and waiver conditions specified in the Purchase Agreement.

Section 12. Governing Law.

This Note (including any claim or controversy arising out of or relating to this Note) shall be governed by and construed in accordance with the laws of the State of Washington, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Washington.

Section 13. Usury.

All agreements between the Debtor and the Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity of this Note or otherwise, shall the amount paid or agreed to be paid to the Holder for the use or forbearance of the indebtedness represented by this Note exceed the maximum amount permissible under applicable law. In this regard, it is expressly agreed that it is the intent of the Debtor and the Holder, in the execution, delivery and acceptance of this Note, to contract in strict compliance with the laws of the State of Washington. If, under any circumstances whatsoever, performance or fulfillment of any provision of this Note, the Security Agreement or the Purchase Agreement at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation to be so performed or fulfilled shall be reduced automatically to the limits of such validity.

ATTACHMENT A-1

Section 14. Notices.

The terms and provisions of Section 10.7 of the Purchase Agreement are expressly incorporated into this Note.

(Signature on following page)

ATTACHMENT A-1

IN WITNESS WHEREOF, the Debtor has duly executed and delivered this Note as a document under seal as of the date first written above.

MED-FIT SYSTEMS, INC.

FOR EXHIBIT PURPOSES ONLY,
NO SIGNATURE REQUIRED
By:
Name:
Title:

ATTACHMENT A-1

Execution Original

ATTACHMENT A-2

THIS SECURITY AGREEMENT, dated as of February 19, 2010 (this “Agreement”), is by and between MED-FIT SYSTEMS, INC., a California corporation (the “Debtor”), and NAUTILUS, INC., a Washington corporation (the “Secured Party”).

W I T N E S S E T H:

WHEREAS, on or about the date hereof, the Debtor and the Secured Party have entered into an Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which the Debtor has agreed to execute a note and a security agreement;

WHEREAS, on or about the date hereof, the Debtor has issued to the Secured Party a Secured Promissory Note in the amount of $2,234,825 (as the same may be amended or restated from time to time, the “Note”); and

WHEREAS, the Secured Party’s receipt of the Note was subject to the condition, among others, that the Debtor shall execute and deliver this Agreement and grant the security interest hereinafter described.

NOW THEREFORE, in consideration of the willingness of the Secured Party, subject to the terms and conditions set forth herein, to accept the Note, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, it is hereby agreed, with the intent to be legally bound, as follows:

1. Defined Terms. Except as otherwise provided herein, all capitalized terms shall have the meanings ascribed to them in the Note.

2. Security Interest. As security for the Secured Obligations described in Section 3 hereof, Debtor hereby grants, assigns, and pledges to the Secured Party a security interest in and lien on all of Debtor’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to the following, together with any and all additions thereto and replacements therefor and proceeds and products thereof (hereinafter referred to collectively as the “Collateral”):

(a) all raw materials, work in progress, and aftermarket parts inventory located at the factory and warehouse located at 709 Powerhouse Road, Independence, VA 24348 (the “Warehouse”) that was acquired by Debtor pursuant to the Purchase Agreement; it being agreed that inventory acquired by Debtor after the Closing (as defined in the Purchase Agreement) shall not be included in the Collateral;

(b) all equipment located at the Warehouse;

(c) all books and records pertaining to any of the Collateral; and

ATTACHMENT A-2

(d) all accessions to, substitutions for and replacements, Proceeds, Supporting Obligations and products of any of the foregoing and, to the extent not otherwise included, all payments under insurance, or any indemnity, warranty or guaranty payable by reason of loss or damage or otherwise in respect of any of the foregoing.

Unless otherwise defined herein, terms defined in Articles 8 and 9 of the Uniform Commercial Code as enacted and in effect from time to time in the State of Washington (the “UCC”) are used in this Agreement as such terms are defined in such Article 8 or 9 (including without limitation, Documents, Instruments, Proceeds and Supporting Obligations).

3. Secured Obligations. The security interest hereby granted shall secure the due and punctual payment and performance of the following liabilities and obligations of the Debtor (herein called the “Secured Obligations”):

(a) Principal of and interest on the Note (including, without limitation, any interest accruing after the commencement of any proceeding under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable domestic or foreign federal or state bankruptcy, insolvency or similar law, whether or not any such interest is allowed or allowable as an enforceable claim in any such proceeding); and

(b) Any and all other obligations and indebtedness of the Debtor to the Secured Party under the Note or this Security Agreement or under any other note, instrument or agreement executed and delivered by the Debtor in connection therewith, all as amended from time to time, whether such obligations and indebtedness be direct or indirect, absolute or contingent, due or to become due or now existing or hereafter arising.

4. Perfection Certificate. The Debtor has delivered to the Secured Party a Perfection Certificate in the form appended hereto as Schedule I. The Debtor represents that the completed Perfection Certificate delivered to the Secured Party is true, complete and correct in all material respects and the facts contained in such certificate are accurate in all material respects. The Debtor shall promptly supplement the Perfection Certificate to reflect any information hereafter obtained by the Debtor that would require a correction or addition to the Perfection Certificate.

5. Special Warranties and Covenants of the Debtor. The Debtor hereby warrants and covenants to the Secured Party that:

(a) Schedule I attached hereto accurately sets forth the following information: (i) the exact legal name of the Debtor; (ii) the type of organization of the Debtor; (iii) the jurisdiction of organization of the Debtor; and (iv) as of the date hereof, the chief executive office of the Debtor. The Debtor will not change (x) its type of organization, jurisdiction of organization or other legal structure, without first obtaining any necessary consents or approvals under the Note or any agreement among the Debtor and any of its shareholders and providing the Secured Party with at least thirty (30) days’ prior written notice of such change or (y) its chief executive office from the location set forth in the respective Schedule I, or make any change in the Debtor’s name or mailing address, without first providing the Secured Party with at least thirty (30) days’ prior written notice of such change.

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(b) Debtor is the owner of its Collateral free from any lien, security interest or encumbrance, except as described herein and in the Purchase Agreement, and the Debtor will defend its Collateral against all claims and demands of all persons at any time claiming the same or any interest therein.

(c) Except as otherwise consented to in writing by the Secured Party, the Debtor shall not remove Collateral from the Warehouse unless such removal is for the purposes of delivering finished inventory to third party customers or fulfilling Debtor’s orders in the ordinary course of business, nor will the Debtor create, incur or permit to exist any mortgage, lien, charge, encumbrance or security interest whatsoever with respect to any Collateral; provided, that Debtor may grant a security interest in the Collateral to a senior working capital line of credit lender that provides financing to Debtor for the conduct of the Business (as defined in the Purchase Agreement). In the event that Debtor grants such a security interest, Secured Party agrees to subordinate its lien on the Collateral to the lien securing the lender that extends the senior working capital line of credit on customary and commercially reasonable terms and conditions.

(d) The Debtor keeps and maintains all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and maintains insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Furthermore, (i) all general liability and other liability policies with respect to the Debtor shall name the Secured Party as an additional insured thereunder as its interests may appear, and all casualty insurance policies of the Debtor shall contain a loss payable clause or endorsement, satisfactory in form and substance to the Secured Party that names the Secured Party as the loss payee thereunder, (ii) all policies of insurance shall provide for at least thirty (30) days prior written notice to the Secured Party of any modifications or cancellation of such policy and (iii) following the occurrence and during the continuance of an Event of Default, the Secured Party may at its option discharge any taxes, liens, security interests or other encumbrances to which any Collateral is at any time subject, and the Debtor agrees to reimburse the Secured Party on demand for any payments or expenses incurred by the Secured Party or the other Secured Party pursuant to the foregoing authorization and any unreimbursed amounts shall constitute Secured Obligations for all purposes hereof.

(e) No consent of any third party is required for any transfer by the Debtor to the Secured Party, or from the Secured Party to any third party, of any Collateral following an Event of Default.

(f) The Debtor will promptly execute and deliver to the Secured Party such financing statements, certificates and other documents or instruments as may be reasonably necessary to enable the Secured Party to perfect or from time to time renew the security interest granted hereby, including, without limitation, such financing statements, certificates and other documents as may be reasonably necessary to perfect a security interest in any additional Collateral hereafter acquired by the Debtor or in any replacements or proceeds thereof. The

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Debtor authorizes and appoints the Secured Party, in case of need, to execute such financing statements, certificates and other documents pertaining to the Secured Party’s security interest in the Collateral in its stead if the Debtor fails to so execute such documents after the Secured Party’s request, with full power of substitution, as the Debtor’s attorney in fact.

(g) The Debtor agrees that the Secured Party may, at any time and from time to time, file in any jurisdiction financing statements and amendments thereto that contain any information required by Article 9 of the UCC (including Part 5 thereof) for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Debtor is an organization, the type of organization and any organization identification number issued to the Debtor. The Debtor agrees to furnish any such information to the Secured Party promptly upon request.

(h) The Debtor agrees that it will join with the Secured Party in executing and, at its own expense, will file and refile, or permit the Secured Party to file and refile such financing statements, continuation statements and other documents in such offices as the Secured Party may reasonably deem necessary or appropriate in order to perfect and preserve the rights and interests granted to the Secured Party hereunder.

(i) The records concerning all Collateral of the Debtor are and will be kept (and all billing and collection activities conducted by each the Debtor will at all times take place) at the address shown in Schedule I as the chief executive office of the Debtor or as otherwise set forth in the Perfection Certificate, and shall be available for inspection by the Secured Party at any time during normal business hours with ten (10) days notice.

(j) If any Collateral of the Debtor is at any time in the possession of a bailee, the Debtor shall promptly notify the Secured Party and, if requested by the Secured Party, the Debtor shall obtain an acknowledgment, in form and substance reasonably satisfactory to Secured Party, of any bailee having possession of any of the Collateral that such bailee holds such Collateral for the Secured Party and that such bailee shall act upon the instructions of the Secured Party, without further consent of the Debtor.

(k) The Debtor will furnish to the Secured Party such accurate statements and amended schedules further identifying and describing the Collateral and such other materials evidencing or reports pertaining to the Collateral, including, without limitation to the generality of the foregoing, accurate records of all Collateral not sold, as the Secured Party may from time to time reasonably request, all in reasonable detail.

(l) The Debtor shall afford the Secured Party access to the Collateral for the purpose of inspecting the Collateral and verifying the accuracy of the Debtor’s records at any time during normal business hours with ten (10) days notice.

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(m) The Debtor shall at any time and from time to time execute and deliver, or cause to be executed and delivered, such other agreements, instruments, certificates and documents and take, or cause to be taken, such other actions as the Secured Party may request to insure the continued protection, perfection and priority of the Secured Party’s security interest in any of the Collateral.

6. Events of Default. The occurrence of any Event of Default under and as defined in the Note shall be deemed to constitute an “Event of Default” hereunder.

7. Rights and Remedies of Secured Party. Upon the occurrence and during the continuance of any Event of Default, the Secured Party shall have the following rights and remedies:

(a) All rights and remedies provided by law, including, without limitation, those provided by the UCC;

(b) All rights and remedies provided in this Agreement; and

(c) All rights and remedies provided in the Note or any other agreement, document or instrument pertaining to the Secured Obligations.

8. Right of Secured Party to Dispose of Collateral, etc. Upon the occurrence and during the continuance of any Event of Default, but subject to the provisions of the UCC or other applicable law, the Secured Party shall have the right to take possession of the Collateral and, in addition thereto, the right to enter upon any premises on which the Collateral or any part thereof may be situated and remove the same therefrom in a commercially reasonable manner. The Secured Party may require the Debtor to make the Collateral (to the extent the same is moveable) available to the Secured Party at a place to be designated by the Secured Party that is reasonably convenient to both parties or transfer any information related to the Collateral to the Secured Party by electronic medium. Unless the Collateral is perishable, subject to a rapid decline in value or is of a type customarily sold on a recognized market, the Secured Party will give the Debtor at least ten (10) days’ prior written notice in accordance with Section 14 hereof of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the UCC) that reasonable notification be given of the time and place of such sale or other disposition. The Secured Party may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9. Proceeds of Collateral. After deducting all reasonable costs and expenses of collection, storage, custody, sale or other disposition and delivery (including legal costs and reasonable attorneys’ fees) and all reasonable other charges against the Collateral, the residue of the proceeds of any such sale or disposition shall be applied to the payment of the Secured Obligations by the Secured Party in accordance with the terms of the Note and any surplus shall be returned to the Debtor or to any person or party lawfully entitled thereto (including, if

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applicable, any subordinated creditors of the Debtor). In the event the proceeds of any sale, lease or other disposition of the Collateral hereunder are insufficient to pay all of the Secured Obligations in full, the Debtor will be liable for the deficiency, together with interest thereon at the maximum rate provided in the Note, and the reasonable cost and expenses of collection of such deficiency, including (to the extent permitted by law), without limitation, reasonable attorneys’ fees, expenses and disbursements.

10. Waivers, etc. The Debtor hereby waives presentment, demand, notice, protest and, except as is otherwise provided herein or in the Note, all other demands and notices in connection with this Agreement or the enforcement of the Secured Party’s rights hereunder or in connection with any Secured Obligations or any Collateral; consents to and waives notice of the granting of renewals, extensions of time for payment or other indulgences to the Debtor or to any account debtor in respect of any account receivable or to any other third party, or substitution, release or surrender of any Collateral, the addition or release of persons primarily or secondarily liable on any Secured Obligation or on any account receivable or other Collateral, the acceptance of partial payments on any Secured Obligation or on any account receivable or other Collateral and/or the settlement or compromise thereof. No delay or omission on the part of the Secured Party or the Secured Party in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder. Any waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion. The Debtor’s waivers under this section have been made voluntarily, intelligently and knowingly and after the Debtor has been apprised and counseled by its attorneys as to the nature thereof and its possible alternative rights.

11. Termination; Assignment, etc. When all obligations of the Debtor owing to the Secured Party under the Note have been paid or performed in full, this Agreement and the security interest in the Collateral created hereby shall automatically terminate without any further action by the Debtor or Secured Party. In such event, the Secured Party agrees to execute appropriate releases of liens on the Collateral upon the request of the Debtor and at the Debtor’s expense, and to authorize the Debtor to file terminations of the liens and security interests granted hereby. No waiver by the Secured Party or by any other holder of Secured Obligations of any default shall be effective unless in writing, nor operate as a waiver of any other default or of the same default on a future occasion. In the event of a sale or assignment of part or all of the Secured Obligations by the Secured Party, the Secured Party may assign or transfer its respective rights and interest under this Agreement in whole or in part to the purchaser or purchasers of such Secured Obligations, whereupon such purchaser or purchasers shall become vested with all of the powers, rights and obligations of the Secured Party hereunder.

12. Reinstatement. Notwithstanding the provisions of Section 11 hereof, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Secured Party in respect of the Secured Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Debtor or upon the appointment of any intervener or conservator of, or trustee or similar official for the Debtor or any substantial part of any of its properties, or otherwise, all as though such payments had not been made.

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13. Governmental Approval. Prior to or, where permitted, upon the exercise by the Secured Party of any power, right, privilege or remedy pursuant to this Agreement that requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, the Debtor will execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments and other documents and papers that the Debtor may be required to obtain for such governmental consent, approval, registration, qualification or authorization.

14. Notices. The terms and provisions of Section 10.7 of the Purchase Agreement are expressly incorporated into this Agreement.

15. Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the Secured Party and the Debtor and their respective successors and assigns. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

16. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Washington, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Washington. Each party, to the extent that it may lawfully do so, hereby consents to service of process, and to be sued, in any state or federal court located in the State of Washington, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any such courts. Each party further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it in accordance with Section 14 hereof or as otherwise provided under the laws of Washington. Nothing in this Agreement shall affect any right any party may otherwise have to bring an action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have executed this Security Agreement as a sealed instrument as of the date first above written.

DEBTOR:

MED-FIT SYSTEMS, INC.

FOR EXHIBIT PURPOSES ONLY,
NO SIGNATURE REQUIRED
By:
Name:
Title:

SECURED PARTY:

NAUTILUS, INC.

FOR EXHIBIT PURPOSES ONLY,
NO SIGNATURE REQUIRED
By:
Name:
Title:

8

SCHEDULE I

PERFECTION CERTIFICATE

The undersigned, Dean Sbragia, the Chief Financial Officer of Med-Fit Systems, Inc., a California corporation (the “Company”), hereby certifies to Nautilus, Inc., as Secured Party (the “Secured Party”), as follows:

1. Name.

(a) The exact legal name of the Company as that name appears in its organizational documents is as follows:

MED-FIT SYSTEMS, INC.

(b) The following is a list of all other names (including trade names or similar appellations) used by the Company, or any other business or organization to which the Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years, and in the case of any such business or organization, any chief executive office or other principal place of address used thereby during such period to the extent known to the Company:

(c) The following is the Company’s federal employer identification number:

(d) The following is the Company’s state-issued identification number, if any:

C1734037

2. Current Locations.

(a) The following is the jurisdiction of organization of the Company:

State of California

(b) The chief executive offices of the Company are located at the following address:

543 E. Alvarado Street, Fallbrook, California 92028

(c) The following are all other places of business of the Company:

(i)	In the United States of America:

543 E. Alvarado Street, Fallbrook, California 92028

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(ii)	Outside the United States of America:

None

3. Unusual Transactions. All of the property and assets of the Company pledged to the Secured Party as Collateral has been originated by the Company (or their respective predecessor entities) in the ordinary course of business or consist of goods which have been acquired by the Company (or their respective predecessor entities) in the ordinary course from a person in the business of selling goods of that kind.

4. UCC Filings. The Secured Party is hereby authorized to file a financing statement on Form UCC-1 in form and containing a description of the Collateral acceptable to the Secured Party in the UCC filing office in each jurisdiction identified in §2 hereof.

IN WITNESS WHEREOF, I have hereunto signed this Certificate as of this          day of February, 2010.

MED-FIT SYSTEMS, INC.

FOR EXHIBIT PURPOSES ONLY,
NO SIGNATURE REQUIRED
By:
Name:
Title:

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